                                                                    EXHIBIT 10.4

                               100 FIFTH AVENUE
                            WALTHAM, MASSACHUSETTS

                         AMENDED AND RESTATED SUBLEASE
                               BASIC INFORMATION


DATE:                   July 6, 1999

SUBLESSOR:              Innovation Associates, Inc., a
                        Massachusetts corporation

SUBLESSEE:              StorageNetworks, Inc., a
                        Delaware corporation

SUBLEASED               Sixth (6th) floor

PREMISES:               100 Fifth Avenue
                        Waltham, Massachusetts

NET RENTABLE
AREA OF SUBLEASED
PREMISES:               21,000 square feet

TERM COMMENCEMENT:      August 1, 1999; existing Sublease and License
                        Agreement will remain in effect until August 1,
                        1999

TERM EXPIRATION:        January 14, 2001

BASE RENT:              $40,250 per month

SECURITY DEPOSIT:       $120,750

SUBLESSEE'S AND
SUBLESSOR'S ADDRESS
FOR NOTICES:            See Section 15

EXHIBITS:               Exhibit A - Copy of Master Lease
                        Exhibit B - Diagram of Subleased Premises
                        Exhibit C - Form of Letter of Credit
                        Exhibit D - Letter from Sublessee to Arthur D. Little,
                        Inc.

                         AMENDED AND RESTATED SUBLEASE
                         -----------------------------

     This Amended and Restated Sublease (this "Sublease") is entered into as of the 6th day of July, 1999, by and between Innovation Associates, Inc. ("Sublessor") and StorageNetworks, Inc. ("Sublessee") as a sublease under that certain Lease (the "Master Lease") dated December 1995, between Prospect Hill Acquisition Trust ("Master Lessor"), as Lessor, and Innovation Associates, Inc., as Lessee. A copy of the Master Lease is attached hereto as Exhibit A.
                                                            ----------

     WHEREAS, pursuant to that certain Sublease and License Agreement (the "Agreement") dated as of April 9, 1999, Sublessee subleased from Sublessor 9,036 net rentable square feet on the 6th floor of the premises at 100 Fifth Avenue, Waltham, Massachusetts, and licensed from Sublessor the use of 2,274 net rentable square feet on the 6th floor of such premises;

     WHEREAS, Sublessee and Sublessor desire to amend and restate the Agreement in order that Sublessee shall sublease from Sublessor the entire premises leased by Sublessor at 100 Fifth Avenue, Waltham, Massachusetts pursuant to the Master Lease, on the terms and conditions set forth below:

                                  WITNESSETH
                                  ----------

     Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor the area and space described in Section I below as the Subleased Premises for the term and subject to the terms, covenants, agreements, and conditions hereinafter set forth, to each and all of which Sublessor and Sublessee hereby mutually agree, and further subject to the written approval of Master Lessor.

1. The "Subleased Premises" consist of 21,000 square feet of net rentable area on the 6th floor of 100 Fifth Avenue, Waltham, Massachusetts, as shown on Exhibit B. Such square footage has been computed in the same manner as
   ---------
   provided in the Master Lease.

2. All of the terms, covenants, and conditions of the Master Lease, insofar as they relate to the Subleased Premises, are hereby incorporated by reference in this Sublease and made a part hereof as if the same were set forth in full in this Sublease, except: (a) the basic lease provisions applicable to this Sublease shall be as set forth on the first page hereof; (b) the base rent and additional rent payable by Sublessee to Sublessor in respect of the Subleased Premises shall be in the amount and shall be payable as provided in
   Section 4 hereof; (c) for defaults in the payment of rent, additional rent (including Sublessee's share of Operating Expenses and Real Property Taxes (each as defined in the Master Lease) increases), or any other amounts due under this Sublease, the grace period shall be five (5) days after the due date of such payment (without any requirement of notice); (d) for defaults other than payment defaults, the grace period shall be five (5) days less than that provided for Sublessor, as lessee, under the Master Lease; (e) Sublessor's Extension Option (as described in Exhibit D of the Master Lease) shall not operate for the benefit of Sublessee and may not be enforced by Sublessee; and (f) the term "Landlord" as used in the Master Lease shall mean Sublessor hereunder and the term "Tenant" under the Master Lease shall mean Sublessee hereunder.

   In the event of any default on the part of Sublessee under any of the terms, covenants, and conditions of this Sublease (including those terms, covenants, and conditions of the Master Lease incorporated by reference herein), Sublessor shall have the same rights and remedies against Sublessee under this Sublease as are available to Master Lessor against Sublessor, as lessee, under the Master Lease.

   Sublessee represents to Sublessor that it has read the Master Lease and that it is familiar with the contents thereof. Sublessee covenants and agrees that it will perform, comply with, and observe all of the terms, covenants, and conditions contained in the Master Lease insofar as they relate to the use and occupancy of the Subleased Premises, except for those provisions made inapplicable by the express provisions of this Sublease or superseded by the context of the specific provisions hereof.

   Sublessor acknowledges that Sublessee is negotiating with Master Lessor to extend the term of Sublessor's tenancy in the Subleased Premises. To that end, Sublessor will cooperate with Sublessee and Master Lessor by executing relevant documents provided, however, that Sublessor will not assume any obligations, financial or otherwise, other than those that Sublessor is otherwise obligated to perform pursuant to the Master Lease and the Sublease.

3. The Sublease term shall commence on August 1, 1999 and shall end on January 14, 2001, or on such earlier date upon which said term may expire or be terminated pursuant to a termination of the Master Lease or any of the conditions or limitations or other provisions of this Sublease or pursuant to law. Notwithstanding the foregoing or any other provision of this Sublease to the contrary, until such August 1 commencement date, the terms and provisions of the Agreement shall remain in full force and effect. Provided that the Master Lessor has approved this Sublease, Sublessee shall be allowed access to the Subleased Premises on and after July 15, 1999, for the purpose of installing Sublessee's telephone systems and performing related work, provided that such work shall not disrupt Sublessor's business and Sublessee shall provide at least 24 hours' prior notice to Sublessor of Sublessee's desire to enter into the Subleased Premises for such purposes.

4. Sublessee shall pay to Sublessor during the term base rent for the Subleased Premises in the amount of $40,250 per month, payable in advance on the fifteenth day of each month. Payments of base rent shall not commence until the date that this Sublease has been signed by both parties and approved by the Master Lessor. The base rent payable hereunder shall be increased by the amount, if any, of any increase in Operating Expenses and Real Property Taxes (as such terms are defined in the Master Lease) allocable to the Subleased Premises over the Base Year. Sublessee and Sublessor agree that the proportionate share of Operating Expenses and Real Estate Taxes allocable to the Subleased Premises is 14.0%. The term "Base Year" shall mean calendar year 1999 for purposes of computing Operating Expenses, and fiscal year 1999 for purposes of computing Real Property Taxes. Sublessor shall notify Sublessee in writing as to any such increase, and the base rent payable under this Sublease shall be deemed to be amended to reflect any such increase. Sublessor and Sublessee agree that the base rent, as the same may be increased pursuant to the foregoing sentence, shall be deemed to include a pro rata share based on the square footage of the Subleased Premises of any amounts payable by Sublessor to Master Lessor for Operating Expenses or Real Property Taxes in respect of the Subleased Premises pursuant to the Master Lease, and that Sublessee shall not be obligated to pay to Sublessor a pro rata portion of Operating Expenses or Real Property Taxes, or any escalations thereof, except in accordance with this Section 4. Notwithstanding the foregoing, Sublessee shall be responsible for paying all charges for electricity related to the Subleased Premises. Such electricity shall be separately metered at Sublessor's sole cost and expense.

5. Upon the execution of this Sublease, Sublessee shall pay and Sublessor shall hold one hundred twenty thousand seven hundred fifty dollars ($120,750) as security (the "Security Deposit) for the payment of all rent and other sums of money payable under the terms of this Sublease and for the faithful performance by Sublessee of each of its other obligations hereunder. Sixty thousand dollars ($60,000) (of which Sublessor currently is holding $51,957) of the Security Deposit shall be paid to Sublessor by check, subject to collection. At Sublessee's option, the balance of the Security Deposit ($60,750) shall be paid to Sublessor by check, subject to collection, or shall be secured by an irrevocable Letter of Credit from a Massachusetts bank or other financial institution reasonably acceptable to Sublessor, of even date and execution herewith, in the form of Exhibit C attached hereto
                                                     ---------
    and made a part hereof (together with any additional or replacement letter of credit, the "Letter of Credit"). Sublessee shall pay any and all fees
                    ----------------
    charged by the issuing bank in respect of the Letter of Credit. If the bank on which the Letter of Credit is drawn elects not to renew the Letter of Credit or is declared insolvent or placed into conservatorship or receivership, Sublessee shall, within ten (10) days after such election or event, replace the Letter of Credit with a like Letter of Credit from another bank or financial institution reasonably acceptable to Sublessor. In the event of an Event of Default (as defined in the Master Lease, subject to the terms hereof), Sublessee hereby authorizes Sublessor, at Sublessor's election and with or without terminating this Sublease and without prejudice to any other right or remedy Sublessor may have, to apply all or any portion of the Security Deposit necessary to remedy such default, including by drawing on the Letter of Credit. The order in which Sublessor applies the proceeds of the cash portion of the Security Deposit and the proceeds of the Letter of Credit shall be determined by Sublessor from time to time in its sole discretion. If all or any of the cash portion of the Security Deposit is so applied, Sublessee, upon demand by Sublessor, shall immediately deposit with Sublessor an amount equal to the amount of the cash portion of the Security Deposit so applied. If all or any of the proceeds of the Letter of Credit is so applied, Sublessee, upon demand by Sublessor, shall immediately arrange for the issuance of an additional or replacement Letter of Credit in an amount equal to the amount of the proceeds of the then-outstanding, Letter of Credit so applied. The cash portion of the Security Deposit or any portion thereof not previously applied by Sublessor shall be returned to Sublessee within thirty (30) days after the expiration or earlier termination (other than a termination resulting from Sublessee's default) of the term of this Sublease, provided that Sublessee shall have fully vacated the Subleased Premises and such premises are left in the same condition as on the term commencement date, reasonable wear and tear excepted. Notwithstanding any provision of this Sublease to the contrary, for purposes of the foregoing sentence, the term commencement date with respect to the 11,310 square feet of the Subleased Premises occupied by Sublessee on the date hereof shall be April 15, 1999. The intention of the parties is that the Security Deposit shall secure Sublessor not only as to default by Sublessee, but also shall secure Sublessor from any deficiency in rent or other charges payable to Sublessor by Sublessee during the term of this Sublease.

6. The Subleased Premises shall be delivered to Sublessee in "as is" condition, provided that Sublessor shall vacate the Subleased Premises in broom-clean condition and remove its personal property and signs from the Subleased Premises prior to Sublessee's occupancy thereof. Any improvements, changes, or additions made by Sublessee shall be subject to the prior written consent of Sublessor and Master Lessor in accordance with the provisions of the Master Lease and shall be made at Sublessee's expense. Sublessor hereby consents to any work proposed to be performed by Sublessee provided that Master Lessor consents thereto. Master Lessor's consent to this Sublease shall not be or be deemed a consent to such work in the Subleased Premises. Any such work by Sublessee in the Subleased Premises and Master Lessor's consent thereto shall be in accordance with Section 7.3 of the Master Lease, except that Section 7.3(a) with respect to Permitted Alterations (as defined in the Master Lease) shall not be applicable to Sublessee. Sublessor acknowledges that there are no alterations or improvements in the Subleased Premises as of the date hereof that must be removed upon the expiration of the Master Lease, other than alterations or improvements made by Sublessee (including, without limitation, the alterations and improvements described in that certain letter dated June 7, 1999 from Sublessee to Arthur D. Little, Inc., a copy of which is attached hereto as Exhibit D and made a
                                                        ---------
    part hereof).

7. Sublessee shall not voluntarily, involuntarily, or by operation of law, assign, transfer, sublease, mortgage, pledge, or encumber (hereinafter referred to as transfer) this Sublease or any interest herein without the prior written consent of Sublessor, which shall not be unreasonably withheld, and without the prior written consent of Master Lessor. A consent to a transfer shall not release Sublessee of any of its obligations hereunder or be deemed to be a consent to any subsequent transfer. Any transfer without written consent will be null and void. Any dissolution, merger, consolidation, or other reorganization of Sublessee or the sale or other transfer or disposition (in a single transaction or a series of transactions) of a controlling percentage of the stock of Sublessee shall constitute a transfer of this Sublease.

8. Sublessee shall maintain insurance in accordance with the Master Lease. Such policies of insurance shall name Sublessor and Master Lessor and its property manager (currently, The Nelson Companies, Ltd.) as an additional insured, shall contain a cross liability endorsement, and shall provide that the same may not be cancelled except upon 30 days prior written notice to Sublessor and Master Lessor and its property manager. Sublessee shall provide Sublessor and Master Lessor and its property manager with a certificate or certificates of said policies. Sublessee agrees that such insurance shall not be deemed to limit its liability under this Sublease.

9. To the fullest extent permitted by law, Sublessee hereby agrees to indemnify and hold harmless and defend Sublessor from and against any and all actions, claims, demands, damages, losses, liabilities, costs, and expenses (including reasonable attorneys' fees) asserted against, imposed upon, or incurred by Sublessor by reason of (a) any violation of any of the terms, covenants, or conditions of the Master Lease or this Sublease caused, suffered, or permitted by Sublessee, its agents, servants, employees, or invitees, and (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Subleased Premises, except to the extent caused by the negligence or willful misconduct of Sublessor, its agents, servants, employees, or invitees. Notwithstanding anything in this Sublease to the contrary, including but not limited to this Section 9, Sublessee will indemnify Master Lessor to the same extent as Sublessor is obligated to indemnify Master Lessor under the Master Lease.

10. As between the parties hereto, Sublessor agrees to observe and perform the terms, covenants and conditions on its part to be observed and performed hereunder and to use diligent efforts to cause Master Lessor to observe and perform those applicable terms, covenants and conditions to be observed and performed by Master Lessor under the Master Lease with respect to the Subleased Premises. Sublessee covenants and agrees that Sublessee will not do anything which would constitute a default under the Master Lease or omit to do anything which Sublessee is obligated to do under the terms of this Sublease and which would constitute a default under the Master Lease. Sublessor covenants and agrees to pay the rent and any additional rent payable as required under the Master Lease and will not do anything or omit to do anything which Sublessor is obligated to do under the terms of the Master Lease and which would constitute a default under the Master Lease.

    Sublessor shall not be liable to Sublessee for Master Lessor's negligence or misconduct or breach of the Master Lease. If Master Lessor shall default in any of its obligations to Sublessor with respect to the Subleased Premises, Sublessee shall be entitled to participate with Sublessor in the enforcement of Sublessor's rights against Master Lessor with respect to the Subleased Premises, but except as hereinafter expressly provided, Sublessor shall have no obligation to bring any action or proceeding or to take any steps to enforce Sublessor's rights against Master Lessor. If, after written request from Sublessee, Sublessor shall unreasonably fail or refuse to take appropriate action for the enforcement of Sublessor's rights against Master Lessor with respect to the Subleased Premises, Sublessee shall have the right to take such action in its own name and at its own expense, and for that purpose, and only to such extent, all of the rights of Sublessor under the Master Lease shall be and hereby are conferred upon and assigned to Sublessee and Sublessee shall be and is hereby subrogated to such rights to the extent that the same shall apply to the Subleased Premises, provided and to the extent that such action against Master Lessor in Sublessee's name shall be barred by reason of lack of privity of contract. If Sublessor shall take, or participate in, or shall be requested to participate or assist in any action in the enforcement of Sublessee's rights against Master Lessor, Sublessee agrees to reimburse Sublessor for all expenses reasonably incurred by Sublessor, including without limitation, the attorney's fees of Sublessor. Sublessee hereby agrees to indemnify and hold harmless and defend Sublessor from and against any and all damages, claims, and liabilities to others resulting or allegedly resulting from any action or proceeding taken or instituted by Sublessee (or by Sublessor at Sublessee's request) pursuant to this section whether or not Sublessor joins in the same.

11. Sublessor shall promptly request any necessary consents and approvals from Master Lessor for the parties to enter into this Sublease and shall provide reasonable written evidence thereof to Sublessee as a condition precedent to the commencement of this Sublease.

12. Sublessee hereby represents and warrants to Sublessor that it has not dealt with any broker or agent in connection with this Sublease other than The Nelson Companies, whose fee shall be paid in full by Sublessor. Sublessor hereby represents and warrants to Sublessee that it has not dealt with any broker or agent in connection with this Sublease other than The Nelson Companies, whose fee shall be paid in full by Sublessor. Each of Sublessee and Sublessor agrees to indemnify and hold harmless the other against any claim by any broker or agent arising out of a breach of their respective representations and warranties in this Section 12.

13. This Sublease, together with those provisions of the Master Lease applicable hereto, contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the leasing of the Subleased Premises and Sublessor's obligations in connection therewith, and neither Sublessor nor any agent or representative of Sublessor has made or is making, and Sublessee in executing and delivering this Sublease is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sublease. The failure of Sublessee or Sublessor to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Sublease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. Except as expressly provided in Section 4 hereof, no waiver or modification of any covenant, agreement, term provision or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Master Lessor, Sublessee and Sublessor. No surrender of possession of the Subleased Premises or of any part thereof or of any remainder of the term of this Sublease shall release Sublessee from any of its obligations hereunder unless accepted by Sublessor in writing. The receipt and retention by Sublessor of monthly base rent or additional rent from anyone other than Sublessee shall not be deemed a waiver of the breach by Sublessee of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a tenant, or as a release of Sublessee from the further keeping, observance or performance by Sublessee of the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Sublessor of monthly base rent or additional rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.

14. The obligations of this Sublease shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named or referred to.

15. All notices to Sublessor shall be sent to Innovation Associates, c/o Arthur
    D. Little, Inc., 35 Acorn Park, Cambridge, MA 02140, Attn: Charles F. Kiefer, with a copy to Arthur D. Little, Inc., 20 Acorn Park, Cambridge, MA 02140, Attn: Jose Bairos; all notices to Sublessee shall be sent to StorageNetworks, Inc., 100 Fifth Avenue, Waltham, MA 02451, Attn: Paul C. Flanagan, with a copy to Pamela Coravos, Esq., Hale and Dorr LLP, 60 State Street, Boston, MA 02109, or to such other address and attention as either party shall notify the other in writing.

16. Sublessee will have access to the Subleased Premises 24 hours per day, seven days a week via a card reader access system. Nightly janitorial service, on-site property management, elevator service and card key access are all included in the base rent. Sublessee shall have the non-exclusive right to use 63 parking spaces in the parking area serving the Subleased Premises at no extra charge. Signage for Sublessee, at Sublessee's sole cost and expense, shall be approved in advance by Sublessor and Master Lessor in accordance with the Master Lease.



                          [Intentionally left blank]

     1N WITNESS WHEREOF, the parties have executed this Sublease as of the date first set forth above.

                                             Sublessor:

                                             INNOVATION ASSOCIATES, INC.

                                             By: /s/ John F. Burns
                                                ----------------------------
                                                John F. Burns
                                                Vice President



                                             Sublessee:

                                             STORAGENETWORKS, INC.

                                             By: /s/ Paul C. Flanagan
                                                ------------------------------
                                             Print Name: Paul C. Flanagan
                                                        ----------------------
                                             Title: CFO
                                                   ---------------------------


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